Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reports Fourth Quarter and Full Year 2017 Financial Results

Company Executes LOI to Sell Switchgear Business; Presented as Discontinued Operations

Fort Lee, NJ, March 28, 2018 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced its financial results for the fourth quarter and full-year periods ended December 31, 2017.

Pioneer has signed a letter of intent for the sale of its switchgear business, and as a result this business segment has been reclassified as discontinued operations. Accordingly, the results presented in this press release reflect continuing operations.

Full-Year 2017 Results from Continuing Operations:

●	Revenue of $101.4 million, an increase of 1.8% compared to 2016
●	Gross margin of 19.7%, inclusive of $873,000 of non-recurring charges, down from 22.2% in 2016
●	Net loss of $2.7 million compared to net income from continuing operations of $1.5 million in 2016
●	Cash provided by operating activities of $1.4 million compared to cash used in operating activities of $9.5 million in 2016
●	Adjusted EBITDA* of $8.9 million, down 8.8% compared to $9.8 million in 2016

Fourth Quarter 2017 Results and Recent Business Highlights from Continuing Operations:

●	Revenue of $23.6 million, down 4.4% compared to $24.6 million in Q4 2016
●	Gross margin of 15.3% compared to 23.7% in Q4 2016
●	Net loss of $4.5 million compared to a net loss from continuing operations of $177,000 in Q4 2016
●	Adjusted EBITDA* $595,000 compared to $2.6 million in Q4 2016
●	Awarded a five-year contract to provide network transformers to a regional, regulated electric and natural gas utility

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “The majority of Pioneer’s business segments continue to produce sustainable growth and profitability. Our switchgear segment, despite its exciting growth opportunities and its successful penetration of new and rapidly expanding markets such as distributed generation and energy storage, has compressed Pioneer’s overall profitability. Consequently, we have decided to sell this business in a transaction that will allow Pioneer’s shareholders to continue to participate in the upside of this business while relieving Pioneer from the costs such dynamic growth extracts. We have successfully identified a buyer and signed a letter of intent with them. We are moving rapidly towards completing a sale, with this business reclassified as discontinued operations during 2017.”

“With this business divested and our final payments for our legacy tax issues scheduled in the second quarter, the new, more streamlined Pioneer is poised to generate significant profitability and free cash flow in 2018 and beyond,” continued Mr. Mazurek. “During 2017, Pioneer generated $1.4 million in free cash flow from operations even as we supported the switchgear business and continued to make significant tax payments relating to issues in 2014 and 2015. With these challenges behind us, we expect to apply our strong free cash primarily to debt reduction for the balance of 2018.”

“Pioneer serves stable and growing end markets, and we are well-positioned to benefit from an increase in infrastructure spending,” continued Mr. Mazurek. “We have established a strong position in the data center market, where our solutions provide unique and quantifiable value, and we are seeing continued growth from these customers. In addition, we are bidding on a growing number of blockchain and cryptocurrency mining projects, as these enterprises utilize a tremendous amount of electrical energy, consequently presenting opportunities for Pioneer equipment and services. We have expanded our utilization of lower cost manufacturing partners in Asia and Central America in the liquid filled portion of our business, broadening our product scope and expanding our addressable market. Finally, our service business continues to grow steadily, and several service contracts we signed over the last year are finally coming on-line, increasing our revenue and profitability going forward. The transition to our private label engine generators is taking longer than initially expected, but we do believe we will see an increasing revenue and profit contribution from these products by the end of 2018. I am increasingly confident in the long-term potential for Pioneer and believe we have taken the necessary steps to eliminate the encumbrances on our earnings.”

Revenue from Continuing Operations

Total revenue for the three-month period ended December 31, 2017 decreased to $23.6 million, down 4.4% compared to $24.6 million for the fourth quarter of 2016. For the 12 months ended December 31, 2017, total consolidated revenue increased by $1.8 million, or 1.8%, to $101.4 million, up from $99.6 million for the 12 months ended December 31, 2016. For the 12 months ended December 31, 2017, service revenue in our Critical Power segment increased by $800,000, or 9.6%, compared to 2016 due to an increase in service business with multi-location customers.

Gross Margin from continuing operations

For the fourth quarter of 2017, gross margin was 15.3% of revenues compared to 23.7% for the fourth quarter of 2016. This decrease was driven primarily by lower margins in our transformer businesses. For the 12 months ended December 31, 2017, Pioneer’s gross profit was $20.0 million, or 19.7% of revenues, down 9.7% compared to $22.1 million, or 22.2% gross margin, for the year-ago period.

Income / (Loss) from Continuing Operations

Fourth quarter loss from continuing operations was $612,000 compared to a loss from continuing operations of $494,000 for the same period last year. For the 12 months ended December 31, 2017, income from continuing operations was $3.4 million compared to $3.6 million for the prior year.

Income Taxes from Continuing Operations

Pioneer’s effective income tax rate on income from continuing operations for the fourth quarter of 2017 was 240.8% of earnings before income tax compared to 16.6% for the same quarter last year. The increase in the income tax rate for the three-month period ended December 31, 2017 was primarily due to the effects of the tax reform completed in the United States in December 2017. This reform reduced the value of our net tax assets by $2.8M, which was recorded during the fourth quarter.

For the 12 months ended December 31, 2017, the effective income tax rate on income from continuing operations was 414.4% compared to 38.9% for 2016. The increase in the income tax rate for the 12-month period ended December 31, 2017 was primarily due to the recognition of a valuation allowance on foreign tax credits, the impact of the Tax Cuts and Jobs Act Enactment and the anticipated partial repatriation of foreign subsidiary income in the first quarter of 2018.

Included in the tax reform enacted in the United States in December, 2017, the Company will no longer incur deemed dividends taxes when repatriating funds from Canada to the United States; instead, the Company will incur income taxes on international income when the income is earned. This should substantially reduce the fluctuations in our income tax rates in the future.

Net Loss from Continuing Operations

The Company generated a net loss from continuing operations of $4.5 million, or $(0.51) per basic and diluted share, for the three months ended December 31, 2017 compared to a net loss of $177,000, or ($0.02) per basic and diluted share, during the three months ended December 31, 2016. The increase in net loss from continuing operations for the three months ended December 31, 2017 was driven by the effects of the tax reform completed in the United States in December 2017.

Net loss from continuing operations for the 12 months ended December 31, 2017 was $2.7 million, or $(0.31) per basic and diluted share, compared to a net income from continuing operations of $1.5 million, or $0.17 per basic and diluted share, for the 12 months ended December 31, 2016. The increase in net loss from continuing operations for the 12 months ended December 31, 2017 was driven by the effects of tax reform completed in the United States in December 2017 as compared to 2016.

The loss from discontinued operations per basic and diluted share for the year ended December 31, 2017 was $(0.76) compared to $(0.29) per basic and diluted share for the year ended December 31, 2016.

Adjusted EBITDA*

For the quarter ended December 31, 2017, there were approximately $59,000 million of non-recurring expenses. For the quarter ended December 31, 2016, there were approximately $3.3 million of non-recurring expenses, primarily from the relocation of our medium voltage transformer business. The fourth quarters of 2017 and 2016 included non-cash expenses consisting of depreciation, amortization of acquisition intangibles, and stock-based compensation for employee and director stock options of $765,000 and $716,000, respectively.

The Company’s Adjusted EBITDA for the quarter ended December 31, 2017 was $595,000 compared to $2.6 million in the same quarter last year. For the 12 months ended December 31, 2017, the Company’s Adjusted EBITDA was $8.9 million compared to $9.8 million last year. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

* Note: Pioneer has presented non-GAAP measures such as Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company’s performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company’s operating performance.

Generally, a non-GAAP financial measure is a quantitative assessment of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

Backlog

Sales backlog (reflecting continuing operations) at December 31, 2017 was approximately $28.9 million compared to $27.9 million at December 31, 2016. Backlog is based on orders expected to be delivered in the future, most of which is expected to be delivered during 2018 and excludes the backlog from discontinued operations.

2018 Outlook

Management expects the Company to generate high-single-digit growth in revenues from continuing operations. In addition, management expects to increase Adjusted EBITDA for the full year of 2018 compared to 2017.

Conference Call Information

Management will host a conference call at 4:30 p.m. ET on Wednesday, March 28, 2018, to discuss the results with the investment community. Details are as follows:

●	Confirmation code: 8903107
●	Dial-in number (toll-free): 1-888-882-4478
●	Dial-in number (toll/international): 1-323-701-0225
●	Webcast link: http://public.viavid.com/index.php?id=128894

A replay will be available until April 4, 2018 and can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 8903107 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to expand its business through strategic acquisitions, (ii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings, (iii) the Company’s dependence on a few large customers for a material portion of its sales, (iv) the potential loss or departure of key personnel, (v) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company’s results, (vi) market acceptance of existing and new products, (vii) restrictive loan covenants or the Company’s ability to repay or refinance debt under its credit facilities that could limit the Company’s future financing options and liquidity position and may limit the Company’s ability to grow its business, (viii) general economic and market conditions, (ix) unanticipated increases in raw material prices or disruptions in supply, (x) the fact that the Company’s Chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xi) reported material weaknesses in the Company’s internal control over financial reporting, and (xii) the fact that future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$218	$246
Accounts receivable, net	13,432	14,266
Inventories, net	23,192	22,279
Income taxes receivable	743	72
Prepaid expenses and other current assets	2,803	2,079
Current assets of discontinued operations	6,944	7,246
Total current assets	47,332	46,188
Property, plant and equipment, net	6,335	5,925
Deferred income taxes	2,729	5,659
Other assets	45	655
Intangible assets, net	4,922	6,564
Goodwill	8,527	8,527
Noncurrent assets of discontinued operations	—	3,890
Total assets	$69,890	$77,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	$833	$1,086
Revolving credit facilities	17,814	17,689
Short term borrowings	5,430	3,973
Accounts payable and accrued liabilities	15,942	14,123
Current maturities of long-term debt and capital lease obligations	782	1,379
Income taxes payable	1,164	1,360
Current liabilities of discontinued operations	3,719	4,130
Total current liabilities	45,684	43,740
Long-term debt, net of current maturities	4,153	4,005
Pension deficit	283	172
Other long-term liabilities	603	892
Noncurrent deferred income taxes	1,665	2,400
Total liabilities	52,388	51,209
Stockholders’ equity
Common stock, $0.001 par value, 30,000,000 shares authorized; 8,726,045 shares issued and outstanding on December 31, 2017 and 8,699,712 shares issued and outstanding on December 31, 2016	9	9
Additional paid-in capital	23,801	23,215
Accumulated other comprehensive loss	(5,802)	(5,863)
Accumulated deficit/ Retained earnings	(506)	8,838
Total stockholders’ equity	17,502	26,199
Total liabilities and stockholders’ equity	$69,890	$77,408

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$23,555	$24,628	$101,390	$99,632
Cost of goods sold
Cost of goods sold	19,948	18,781	80,527	77,486
Restructuring and integration	—	—	873	—
Total cost of goods sold	19,948	18,781	81,400	77,486
Gross profit	3,607	5,847	19,990	22,146
Operating expenses
Selling, general and administrative	4,020	4,453	16,712	16,742
Restructuring and integration	59	2,110	215	2,204
Foreign exchange gain	140	(222)	(324)	(364)
Total operating expenses	4,219	6,341	16,603	18,582
Operating income	(612)	(494)	3,387	3,564
Interest expense	635	586	2,301	1,739
Other expense (income)	64	(928)	229	(554)
Income before taxes	(1,311)	(152)	857	2,379
Income tax expense	3,158	25	3,554	925
Income (loss) from continuing operations	$(4,469)	(177)	(2,697)	1,454
Loss from discontinued operations, net of income taxes	(5,553)	(1,971)	(6,647)	(2,517)
Net loss	$(10,022)	$(2,148)	$(9,344)	$(1,063)

(Loss) earnings per share:
Basic
(Loss) income from continuing operations	$(0.51)	$(0.02)	$(0.31)	$0.17
Loss from discontinued operations	(0.64)	(0.23)	(0.76)	(0.29)
Net loss	$(1.15)	$(0.25)	$(1.07)	$(0.12)

Diluted
(Loss) income from continuing operations	(0.51)	(0.02)	(0.31)	0.17
Loss from discontinued operations	(0.64)	(0.23)	(0.76)	(0.29)
Net loss	$(1.15)	$(0.25)	$(1.07)	$(0.12)

Weighted average common shares outstanding:
Basic	8,726	8,700	8,717	8,700
Diluted	8,726	8,700	8,717	8,700

PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation to Adjusted EBITDA and EPS
Net (loss) / earnings (GAAP measure)	(10,022)	(2,148)	(9,344)	(1,063)

Addbacks:
Loss from discontinued operations, net of income taxes	5,553	1,971	6,647	2,517
Interest expense	635	586	2,301	1,739
Income tax expense	3,158	25	3,554	925
Depreciation and amortization	618	688	2,704	2,799
Restructuring and integration	59	2,110	215	2,204
Non-recurring expenses from strategic changes	—	215	873	215
Corp OH allocated to discontinued operations	383	46	1,270	932
Stock-based compensation	148	28	466	62
Other non-operating expenses	63	(928)	229	(552)
Adjusted EBITDA (Non-GAAP measure)	595	2,593	8,915	9,778
Tax effects - 21% rate	(167)	(726)	(1,872)	(2,053)
Non-GAAP net earnings	$428	$1,867	$7,043	$7,725
Non-GAAP net earnings per diluted share	$0.05	$0.21	$0.81	$0.89
Weighted average diluted shares outstanding	8,717	8,700	8,717	8,700

Tax Rate changed to 21% pursuant to US Tax Reform enacted in December 2017

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company’s performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company’s operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net earnings is set forth in the table above.

Amounts may not foot due to rounding.